STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2002

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

CONSOLIDATED BALANCE SHEETS

(Expressed in Canadian Dollars)

AS AT DECEMBER 31

	2002	2001

ASSETS

Current
Cash	$ 11,784	$ 4,388
Receivables	4,913	1,742
Prepaid expenses	2,930	531

Total current assets	19,627	6,661

Property and equipment (Note 3)	7,690	26,677
Mineral property interests (Note 4)	48,640	215,755
Deferred exploration costs (Note 5)	60,008	760,312
Other assets (Note 6)	-	8,344

Total assets	$ 135,965	$ 1,017,749

LIABILITIES AND SHAREHOLDERS' EQUITY

Current
Accounts payable and accrued liabilities	$ 11,580	$ 7,614
Due to related parties (Note 9)	38,647	85,697

Total liabilities	50,227	93,311

Shareholders' equity
Capital stock (Note 7)
Authorized
Unlimited common shares without par value
Issued and outstanding
8,046,548 common shares (2001 – 5,801,548)	11,612,230	11,182,030
Subscription received in advance	-	110,000
Deficit	(11,526,492)	(10,367,592)

Total shareholders’ equity	85,738	924,438

Total liabilities and shareholders’ equity	$ 135,965	$ 1,017,749

Nature and continuance of operations (Note 1)

On behalf of the Board:

	Director	Director

The accompanying notes are an integral part of these consolidated financial statements.

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

(Expressed in Canadian Dollars)

YEAR ENDED DECEMBER 31

	2002	2001

GENERAL AND ADMINISTRATIVE EXPENSES
Amortization	$ 27,331	$ 38,480
Consulting fees (Note 9)	54,551	46,311
Management fees (Note 9)	14,979	74,937
Office and miscellaneous	26,624	18,411
Professional fees (Note 9)	32,468	37,797
Regulatory fees	4,253	7,771
Rent (Note 9)	10,875	23,297
Shareholder communications (Note 9)	24,715	24,427
Telephone	7,160	5,744
Trade shows and conferences	17,431	-
Transfer agent	3,929	6,379
Travel and promotion	15,146	7,196

Loss before other items	(239,462)	(290,750)

OTHER ITEMS
Write-off of mineral property interests (Note 4)	(215,315)	-
Write-off of deferred exploration costs (Note 5)	(704,123)	-

Total of other items	(919,438)	-

Loss for the year	(1,158,900)	(290,750)

Deficit, beginning of year	(10,367,592)	(10,076,842)

Deficit, end of year	$ (11,526,492)	$ (10,367,592)

Basic and diluted loss per share	$ (0.17)	$ (0.05)

Weighted average number of shares outstanding	6,961,127	5,629,559

The accompanying notes are an integral part of these consolidated financial statements.

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in Canadian Dollars)

YEAR ENDED DECEMBER 31

	2002	2001

CASH FLOWS FROM OPERATING ACTIVITIES
Loss for the year	$ (1,158,900)	$ (290,750)
Items not affecting cash:
Amortization	27,331	38,480
Write-off of mineral property interests	215,315	-
Write-off of deferred exploration costs	704,123	-

Changes in non-cash working capital items:
Increase in receivables	(3,171)	(332)
Increase in prepaid expenses	(2,399)	(240)
Increase (decrease) in accounts payable and accrued liabilities	3,966	(1,960)

Net cash used in operating activities	(213,735)	(254,802)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	-	(241)
Mineral property costs	(35,000)	(38,605)
Deferred exploration costs	(3,819)	(63,855)

Net cash used in investing activities	(38,819)	(102,701)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in due to related parties	(47,050)	43,084
Capital stock issued, net of share issuance costs	307,000	89,600
Subscriptions received in advance	-	110,000

Net cash provided by financing activities	259,950	242,684

Change in cash during the year	7,396	(114,819)

Cash, beginning of year	4,388	119,207

Cash, end of year	$ 11,784	$ 4,388

Supplemental disclosure with respect to cash flows (Note 8)

The accompanying notes are an integral part of these consolidated financial statements.

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2002

1.

NATURE AND CONTINUANCE OF OPERATIONS

Strathmore Minerals Corp. (the “Company”) is an exploration stage company incorporated under the laws of the Province of British Columbia.

The Company is in the process of exploring its mineral property interests and has not yet determined whether these properties contain ore reserves that are economically recoverable.  The recoverability of the amounts shown for mineral property interests and related deferred exploration costs is dependent upon the existence of economically recoverable reserves, the ability of the Company to obtain necessary financing to complete their development and upon future profitable production.

2.

SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Minera Peruran S.A. (incorporated under the laws of Peru), and Strathmore Resources (US) Ltd. (incorporated under the laws of Nevada, USA).  Significant inter-company balances and transactions are eliminated on consolidation.

Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period.  Actual results could differ from these estimates.

Cash and equivalents

Cash is comprised of cash on hand and demand deposits. Cash equivalents are short-term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of change in value.

Foreign currency translation

The Company’s subsidiaries are integrated foreign operations and are translated into Canadian dollar equivalents  using the temporal method.  The monetary assets and liabilities of the Company that are denominated in foreign currencies are translated at the rate of exchange at the balance sheet date and non-monetary items are translated at historical rates.  Revenues and expenses are translated at rates approximating those in effect at the time of the transaction.  Exchange gains and losses arising on translation are included in the statement of operations.

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2002

2.

SIGNIFICANT ACCOUNTING POLICIES (cont'd...)

Property and equipment

Property and equipment is recorded at cost and amortization is calculated using the declining-balance method at the following annual rates:

Office equipment	20%
Computer equipment	30%
Vehicles	30%

Other assets

Other assets, being geological databases, are recorded at cost and are being amortized over five years using the straight-line method.

Mineral property interests and deferred exploration costs

The Company records mineral property interests, which consist of the right to explore for mineral deposits, at cost.  The Company records deferred exploration costs, which consist of costs attributable to the exploration of mineral property interests, at cost.  All direct and indirect costs relating to the acquisition and exploration of these mineral property interests are capitalized on the basis of specific claim blocks until the mineral property interests to which they relate are placed into production, the mineral property interests are disposed of through sale or where management has determined there to be an impairment.  If a mineral property interest is abandoned, the mineral property interest and deferred exploration costs will be written off to operations in the period of abandonment.

On an ongoing basis, the capitalized costs are reviewed on a property-by-property basis to consider if there is any impairment on the subject mineral property interest.  Management’s determination for impairment is based on: i) whether the Company’s exploration programs on the mineral property interests has significantly changed, such that previously identified resource targets are no longer being pursued; ii) whether exploration results to date are promising and whether additional exploration work is being planned in the foreseeable future or iii) whether remaining lease terms are insufficient to conduct necessary studies or exploration work.  As at December 31, 2002 and 2001, management believes that, other than amounts disclosed, no impairment relating to the mineral property interests and deferred exploration costs was required.

The recorded cost of mineral property interests and deferred exploration costs is based on cash paid and the assigned value of share consideration issued for mineral property interest acquisitions and exploration costs incurred.  The recorded amount may not reflect recoverable value as this will be dependent on future development programs, the nature of the mineral deposit, commodity prices, adequate funding and the ability of the Company to bring its projects into production.

Asset retirement obligations

An asset retirement obligation is a legal obligation associated with the retirement of tangible long-lived assets that the Company is required to settle.  The Company recognizes the fair value of a liability for an asset retirement obligation in the year in which it is incurred when a reasonable estimate of fair value can be made.  The carrying amount of the related long-lived asset is increased by the same amount as the liability.

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2002

2.

SIGNIFICANT ACCOUNTING POLICIES (cont'd...)

Flow-through common shares

The resource expenditure deductions for income tax purposes related to exploration and development activities funded by flow-through share arrangements are renounced to investors in accordance with Canadian income tax legislation.  Future income taxes related to temporary differences arising on renunciation of expenditures to subscribers are offset against future income tax assets and the difference, if any, is charged to capital stock.

Stock-based compensation

Effective January 1, 2002, the Company adopted the new CICA Handbook Section 3870, "Stock-Based Compensation and Other Stock-Based Payments", which recommends that stock options granted to employees and non-employees be accounted for at fair value.  This section also permits, and the Company adopted, the use of the intrinsic value-based method for valuing stock options granted to employees.  Under this method, compensation cost for options granted to employees is recognized only when the market price exceeds the exercise price at date of grant.  However, pro-forma disclosure of loss per share as if the fair value method had been adopted is required.

Income taxes

Income taxes are recorded using the asset and liability method whereby future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Future tax assets and liabilities are measured using the enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability settled.  The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that substantive enactment or enactment occurs.  To the extent that the Company does not consider it more likely than not that a future tax asset will be recovered, it provides a valuation allowance against the excess.

Loss per share

The Company uses the treasury stock method to compute the dilutive effect of options, warrants and similar instruments.  Under this method the dilutive effect on earnings per share is recognized on the use of the proceeds that could be obtained upon exercise of options, warrants and similar instruments.  It assumes that the proceeds would be used to purchase common shares at the average market price during the period.  For the years presented, this calculation proved to be anti-dilutive.

Basic loss per share is calculated using the weighted average number of shares outstanding during the year.

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2002

3.

PROPERTY AND EQUIPMENT

		2002			2001
	Cost	Accumulated Amortization	Net Book Value	Cost	Accumulated Amortization	Net Book Value

Office equipment	$ 13,555	$ 8,688	$ 4,867	$ 13,555	$ 7,471	$ 6,084
Computer equipment	15,833	13,010	2,823	15,833	11,800	4,033
Vehicles	56,800	56,800	-	56,800	40,240	16,560

	$ 86,188	$ 78,498	$ 7,690	$ 86,188	$ 59,511	$ 26,677

4.

MINERAL PROPERTY INTERESTS

	2002	2001

Aurora property, USA	$ -	$ 121,220
Chord property, USA	48,640	48,640
Staked properties, Peru	-	45,895

	$ 48,640	$ 215,755

Title to mineral property interests involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyancing history characteristic of many mineral property interests.  The Company has investigated title to all of its mineral property interests and, to the best of its knowledge, title to all of its properties are in good standing.

Aurora property, USA

The Company acquired an option to purchase a 100% interest in a uranium property located in Oregon, USA, by paying $117,120 and issuing 10,000 commons shares valued at $4,100.  To earn its interest, the Company is required to pay an additional US$30,000 and issue an additional 10,000 common shares by October 16, 2003.  The property is subject to a 2% yellowcake royalty.  During fiscal 2002, the property was abandoned and all related costs were written-off.

Chord property, USA

The Company acquired an option to purchase a 100% interest in a uranium property located in South Dakota, USA, by paying $48,640.  To earn its interest, the Company is required to pay an additional US$80,000 (US$10,000 per year until July 1, 2009).  Subsequent to the year ended December 31, 2002, the Company amended the option agreement to allow the Company to issue 50,000 common shares per year or pay cash of US$10,000 per year to earn the interest.  The property is subject to a 2% gross royalty.

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2002

4.

MINERAL PROPERTY INTERESTS (cont’d…)

Staked properties, Peru

The Company acquired, by staking, a 100% interest in certain uranium properties in Peru.  During fiscal 2002, the claims were allowed to lapse and all related costs were written-off.

Wemindji East and Portage West properties, Canada

During fiscal 2002, the Company entered into letters of intent to acquire options on the Wemindji East and Portage West properties located in Quebec, Canada. The Company advanced $35,000 and issued 100,000 common shares pursuant to the agreements.  The Company also issued 60,000 common shares valued at $13,200 as a finder’s fee. The option agreements did not complete and, accordingly, acquisition costs of $48,200 were written-off to operations in fiscal 2002. The 100,000 common shares issued for the property were returned to treasury in fiscal 2003 (Note 7).

5.

DEFERRED EXPLORATION COSTS

		2002			2001
	USA	Peru	Total	USA	Peru	Total

Balance, beginning
of year	$ 155,069	$ 605,243	$ 760,312	$ 126,140	$ 570,317	$ 696,457

General expenditures	3,819	-	3,819	-	4,992	4,992
Maintenance and claim fees	-	-	-	28,929	29,934	58,863

	3,819	-	3,819	28,929	34,926	63,855
Write-offs	(98,880)	(605,243)	(704,123)	-	-	-

	(95,061)	(605,243)	(700,304)	28,929	34,926	63,855

Balance, end of year	$ 60,008	$ -	$ 60,008	$ 155,069	$ 605,243	$ 760,312

6.

OTHER ASSETS

	2002			2001

	Cost	Accumulated Amortization	Net Book Value	Cost	Accumulated Amortization	Net Book Value

Database	$ 41,720	41,720	$ -	$ 41,720	$ 33,376	$ 8,344

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2002

7.

CAPITAL STOCK

	Number of Shares	Amount

Issued
As at December 31, 2000	4,149,548	$ 10,767,430
Private placements	1,620,000	414,600
Finder’s fee for private placement	32,000	-

As at December 31, 2001	5,801,548	11,182,030
Private placements	2,085,000	417,000
Finder’s fee on mineral property acquisition	60,000	13,200

	7,946,548	11,612,230

Shares issued on mineral property acquisition
To be returned to treasury (Note 4)	100,000	-

As at December 31, 2002	8,046,548	$ 11,612,230

During fiscal 2002, the Company issued 550,000 common shares pursuant to a private placement and reclassified the proceeds of $110,000, which had been received during fiscal 2001, into capital stock.

Included in issued capital stock are 75,000 split-adjusted common shares subject to an escrow agreement that may not be transferred, assigned or otherwise dealt with without the consent of the regulatory authorities.

Stock options

The Company has a stock option plan whereby, from time to time, at the discretion of the Board of Directors, stock options are granted to directors, officers, employees and certain consultants.  The exercise price of each option is based on the market price of the Company’s common stock at the date of grant less an applicable discount.  The options can be granted for a maximum term of five years with vesting provisions determined by the Board of Directors.

As at December 31, 2002, the following incentive stock options and warrants were outstanding:

	Number of Shares	Exercise Price	Expiry Date

Options	550,000	$ 0.25	March 20, 2003

Warrants	1,535,000	0.25	June 3, 2004

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2002

7.

CAPITAL STOCK (cont’d…)

Stock options (cont’d…)

Stock option transactions are summarized as follows:

	Number Of Options	Weighted Average Exercise Price

Outstanding, December 31, 2000	-	$ -
Granted	550,000	0.25

Outstanding, December 31, 2002 and 2001	550,000	$ 0.25

Number of options currently exercisable	550,000	$ 0.25

Warrants

Warrant transactions and the number of warrants outstanding are summarized as follows:

	Number of Warrants	Weighted Average Exercise Price

Outstanding, December 31, 2000	-	$ -
Granted	1,652,000	0.32
Exercised	-	-
Expired/cancelled	-	-

Outstanding, December 31, 2001	1,652,000	0.32
Granted	1,535,000	0.25
Exercised	-	-
Expired/cancelled	(1,652,000)	0.32

Outstanding, December 31, 2002	1,535,000	$ 0.25

Number of warrants currently exercisable	1,535,000	$ 0.25

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2002

8.

SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

	2002	2001

Cash paid during the year for interest	$ 743	$ -

Cash paid during the year for income taxes	$ -	$ -

During the year ended December 31, 2002, the Company issued 60,000 common shares valued at $13,200 as a finder’s fee on the acquisition of mineral property interests and issued 550,000 common shares pursuant to a private placement for proceeds of $110,000 which were received in fiscal 2001.

During the year ended December 31, 2001, the Company issued 32,000 common shares as a finder’s fee payment on a private placement.

9.

RELATED PARTY TRANSACTIONS

The Company entered into transactions with related parties as follows:

a)

Paid or accrued $14,979 (2001 - $74,937) for management services to a director.

b)

Paid or accrued $47,115 (2001 - $46,311) for consulting fees to a company controlled by a director.

c)

Paid or accrued $3,829 (2001 - $17,273) for rent to a director.

d)

Paid or accrued $18,992 (2001 - $14,000) for shareholder communications to a director.

a)

Paid or accrued $743 (2001 - $Nil) in interest to a company controlled by a director.

f)  Paid or accrued $1,608 (2001 - $Nil) for professional fees to the secretary of the Company.

g)

Pursuant to private placements, 1,000,000 (2001 – 1,050,000) common shares were issued to directors and a company controlled by a director for total proceeds of  $200,000 (2001 - $272,100).

Amounts due to related parties are, non-interest bearing and have no specific repayment terms.

These transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2002

10.

INCOME TAXES

A reconciliation of current income taxes at statutory rates with the reported income taxes is as follows:

	2002	2001

Loss for the year	$ (1,158,900)	$ (290,750)

Expected income tax recovery	$ 458,924	$ 129,675
Other items for non-deductible income tax purposes	(10,823)	(17,162)
Write-down of mineral property interests and deferred exploration	(364,098)	-
Unrecognized benefits of non-capital losses	(84,003)	(112,513)

Future income tax recovery	$ -	$ -

The significant components of the Company’s future income tax assets are as follows:

	2002	2001

Future income tax assets:
Equipment	$ 29,630	$ 38,273
Mineral property interests and related exploration expenditures	926,726	689,186
Other assets	22,560	23,039
Non-capital losses available for future periods	1,545,563	1,900,776

	2,524,479	2,651,274
Valuation allowance	(2,524,479)	(2,651,274)

Net future income tax asset	$ -	$ -

The Company has incurred approximately $4,110,000 of non-capital losses which, if unutilized, will expire through 2009.  Subject to certain restrictions, the Company also has capital losses of $368,000 and resource exploration expenditures of approximately $2,573,000 available to reduce taxable income for future years.  Future tax benefits which may arise as a result of these losses and resources deductions have not been recognized in these financial statements and have been offset by a valuation allowance.

11.

SEGMENTED INFORMATION

The Company primarily operates in one reportable operating segment, being the exploration of mineral property interests, and considers its loss from operations for fiscal years 2002 and 2001 to relate to this segment.

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2002

11.

SEGMENTED INFORMATION (cont’d…)

The Company has mineral property interests located in the United States and conducts administrative activities from Canada.  During the prior year, the Company had a mineral property interest located in Peru.  The total amount of capital assets attributable to Canada is $7,690 (2001 - $10,117), Peru is $Nil (2001 - $667,698) and the USA is $108,648 (2001 - $324,929).

12.

FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash, receivables, accounts payable and accrued liabilities and due to related parties.  Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.  The fair value of these financial instruments approximates their carrying value, unless otherwise noted.

13.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED

ACCOUNTING PRINCIPLES

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”).  Material variations in the accounting principles, practices and methods used in preparing these consolidated financial statements from principles, practices and methods accepted in the United States (“United States GAAP”) are described and quantified below.

Stock-based compensation

Under United States GAAP, Statements of Financial Accounting Standards No. 123, “Accounting for Stock-based Compensation” (“SFAS 123”) recommended, but did not require, companies to establish a fair market value based method of accounting for stock-based compensation plans. The Company has elected to follow the recommendations of SFAS 123 and has chosen to account for stock-based compensation using the fair value based method.

.

Under Canadian GAAP, the reporting of stock-based compensation expense in the Company’s financial statements was not required for the year ended December 31, 2001.  New accounting and disclosure standards were introduced under Canadian GAAP (Note 2) for fiscal 2002, however, there were no options granted during fiscal 2002. Accordingly, there is no difference between Canadian GAAP and United States GAAP in the accounting for stock-based compensation for the year ended December 31, 2002.

To determine the additional compensation expense that would have resulted from compliance with SFAS No. 123 for the fiscal year ended December 31, 2001, the Company uses the Black Scholes Option Pricing Model.  During the year ended December 31, 2001, the Company granted 550,000 options to employees, consultants and directors.  Total stock-based compensation recognized under US GAAP in the statement of operations during the year was $104,181.  This amount was recorded as additional paid-in capital on the balance sheet under US GAAP. In determining the fair value of the Company's incentive stock options, the following assumptions were used:

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2002

13.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED

ACCOUNTING PRINCIPLES

Stock-based compensation (cont’d…)

	2002	2001

Risk free interest rate	-	4.54%
Expected life	-	2 years
Expected volatility	-	90.97%
Expected dividends	-	-

Mineral properties

Mineral property costs and related exploration expenditures are accounted for in accordance with Canadian GAAP as disclosed in Note 2.

For United States GAAP purposes, effective until fiscal 2003, the Company expensed, as incurred, the acquisition and exploration costs relating to unproven mineral property interests. This resulted in a decrease in mineral property interests and deferred exploration costs and a corresponding increase in loss for the year of $892,045 for fiscal 1998 and $576,769 for fiscal 1997. When proven and probable reserves are determined for a property and a feasibility study prepared, subsequent development costs of the property are capitalized.  The capitalized costs of such properties are to be amortized using the unit of production method over the estimated life of the ore body based on proven and probable reserves and are measured periodically for recoverability of carrying values.

Effective for fiscal 2004, the Company has adopted the provisions of EITF 04-02 “Whether Mineral Rights are Tangible or Intangible Assets” which concluded that mineral rights are tangible assets.  Accordingly, the Company capitalizes certain costs related to the acquisition of mineral property interests.  Under United States GAAP, exploration costs on mineral properties prior to the establishment of proven or probable reserves continue to be expensed as incurred.

Loss per share

Under both Canadian GAAP and United States GAAP, basic loss per share is calculated using the weighted average number of common shares outstanding during the year.

Under United States GAAP, the weighted average number of common shares outstanding excludes any shares that remain in escrow, but may be earned out based on the Company incurring a certain amount of exploration and development expenditures.  The weighted average number of shares outstanding under United States GAAP for the years ended December 31, 2002 and 2001 were 6,886,127 and 5,554,559, respectively.

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2002

13.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED

ACCOUNTING PRINCIPLES (cont’d…)

The impact of the differences between Canadian GAAP and United States GAAP on the consolidated balance sheets would be as follows:

	2002			2001
	Balance, Canadian GAAP	Adjustments	Balance, United States GAAP	Balance, Canadian GAAP	Adjustments	Balance, United States GAAP

Current assets	$ 19,627	$ -	$ 19,627	$ 6,661	$ -	$ 6,661
Property and equipment	7,690	-	7,690	26,677	-	26,677
Mineral property interests	48,640	(48,640)	-	215,755	(215,755)	-
Deferred exploration costs	60,008	(60,008)	-	760,312	(760,312)	-
Other	-	-	-	8,344	-	8,344

	$ 135,965	$(108,648)	$ 27,317	$1,017,749	$(976,067)	$ 41,682

Total liabilities	$ 50,227	$ -	$ 50,227	$ 93,311	$ -	$ 93,311

Capital stock	11,612,230	-	11,612,230	11,182,030	-	11,182,030
Subscriptions received	-	-	-	110,000	-	110,000
Additional paid-in capital	-	673,800	673,800	-	673,800	673,800
Deficit	(11,526,492)	(782,448)	(12,308,940)	(10,367,592)	(1,649,867)	(12,017,459)

Shareholders' equity (deficiency)	85,738	(108,648)	(22,910)	924,438	(976,067)	(51,629)

	$ 135,965	$(108,648)	$ 27,317	$1,017,749	$(976,067)	$ 41,682

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2002

13.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED

ACCOUNTING PRINCIPLES (cont’d…)

The impact of the differences between Canadian GAAP and United States GAAP on the consolidated statements of operations would be as follows:

	2002	2001

Loss for the year, Canadian GAAP	$(1,158,900)	$(290,750)
Adjustments:
Stock-based compensation	-	(104,181)
Mineral property interests	(48,200)	(38,605)
Deferred exploration costs	(3,819)	(63,855)
Write-off of mineral property interests, expensed in prior years for United States GAAP	215,315	-
Write-off of deferred exploration costs, expensed in prior years for United States GAAP	704,123	-

Loss for the year, United States GAAP	$(291,481)	$(497,391)
Basic and diluted loss per share, United States GAAP	$ (0.04)	$ (0.09)
Weighted average number of common shares outstanding, United States GAAP	6,886,127	5,554,559

The impact of the differences between Canadian GAAP and United States GAAP on the statements of cash flows would be as follows:

	2002	2001

Cash flows used in operating activities,
Canadian GAAP	$(213,735)	$(254,802)
Mineral property interests	(35,000)	(38,605)
Deferred exploration costs	(3,819)	(63,855)

Cash flows used in operating activities, United States GAAP	(252,554)	(357,262)

Cash flows used in investing activities, Canadian GAAP	(38,819)	(102,701)
Mineral property interests	35,000	38,605
Deferred exploration costs	3,819	63,855

Cash flows used in investing activities, United States GAAP	-	(241)

Cash flows provided by financing activities, Canadian
GAAP and United States GAAP	259,950	242,684

Change in cash during the year	7,396	(114,819)

Cash, beginning of year	4,388	119,207

Cash, end of year	$ 11,784	$ 4,388